UNITED STATES

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SCHEDULE 14A

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Sharper Image Corporation

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THE SHARPER IMAGE®

350 The Embarcadero San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE

March 27, 2006

Contact:	Tersh Barber, Director, Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE PROVIDES UPDATE ON COST REDUCTION

AND PRODUCTIVITY ENHANCEMENT INITIATIVES

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) provided an update today on the Company’s cost reduction and productivity enhancement initiatives.

“As discussed on our last earnings call,” said Richard Thalheimer, founder, chairman and chief executive officer, “we are focused on delivering a strong, distinct product line and decreasing expenses across our business. We would like to take this opportunity to announce some of the progress Sharper Image has achieved to date. We have:

•	Reduced corporate overhead substantially for 2006, starting with my own voluntary 50% salary reduction and voluntary reductions in pay for many members of our management team and the entire board of directors;

•	Reduced corporate office and distribution center headcount by more than 20% and reduced store headcount by 12% compared to one year ago;

•

Reduced advertising expenditures by 30% for the fourth quarter of 2005 and budgeted a further 30% reduction in advertising for the fiscal year 2006, including a planned decrease of 30% in catalog circulation, a planned decrease of 40% in single-product solo mailer circulation, and planned 25% reduction in infomercial spending;

•	Dramatically reduced capital expenditures from approximately $39 million in 2005 to a planned $12 to $15 million in 2006;

•	Slowed planned new store openings to six to eight in 2006, compared to 19 in 2005 and 28 in 2004;

•	Eliminated commission-based compensation for retail sales associates, replacing it with an hourly expense structure and establishing selling incentive programs that are more flexible;

•	Substantially reduced inventory levels, which at year-end were down $15 million, or 12 percent, compared to the same time last year. Continued reduction in inventory levels is planned for fiscal year 2006 and currently, inventory levels are more than $20 million below last year;

•	Maintained a strong balance sheet. Our cash position at year-end was more than $53 million. We also amended our credit facility to increase the size of the line and to extend the maturity date to February, 2010;

•	Accelerated new product introductions. We have introduced in 2006, and will continue to see introductions of, many new products compared to the previous year.”

Mr. Thalheimer continued, “Fiscal year 2003 was a record year for the Company in both revenues and profits. In fiscal year 2004, we had another year of record revenues and, while less profitable than the prior year, we earned $0.90 cents per share. We have taken proactive and vigorous steps to significantly lower our expenses to manage to a leaner time. We are maintaining intense efforts on good merchandising, marketing and the gauging of customers’ tastes and demands. We are focused on introducing many new products that we believe will be attractive to our customers. Combined with our cost reductions currently in place, we are well positioned for the future.

“It has been two weeks since we received notice of a proxy solicitation from the Knightspoint Group to replace our current board of directors and of their concerns regarding the Company’s strategic direction. I respect the point of view that a strong and independent board is a vital asset,” continued Mr. Thalheimer, “and I am always interested to hear new and positive contributions to the Company’s strategy. Accordingly, we are giving very serious attention to the Knightspoint proposal and their points of view. As part of our continuing good corporate governance process, we have retained JPMorgan to advise our board of directors on the Knightspoint proposal.

“A very positive development during the past two weeks has been to see our shareholders so strongly affirm the brand-name value of The Sharper Image and the potential that the Company has to achieve better results, and to know that talented and experienced executives are interested in helping us to build our business to an even better success,” concluded Mr. Thalheimer.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 190 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, http://www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Certain Additional Business Risk Factors” and include, among other factors, our ability to continue to find or develop and to offer attractive merchandise to our customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Sharper Image Corporation will file a proxy statement in connection with its 2006 annual meeting of stockholders. Stockholders are strongly advised to read the proxy statement when it becomes available because it contains important information. Investors will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at www.sec.gov. Copies of the proxy statement and any amendments and supplements will also be available for free at the Company’s website at www.sharperimage.com or by writing to Sharper Image Corporation, 350 The Embarcadero, 6th Floor, San Francisco, California 94105, Attention: Investor Relations. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of the Company’s shareholders are available on a Schedule 14A filed with the SEC.